CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 30, 2013, with respect to the financial statements and financial highlights of the Stock Fund, International Alpha Strategies Fund, and U.S. Inflation-Indexed Fund (three of the portfolios constituting the American Independence Funds Trust) appearing in the October 31, 2013 Annual Report to Shareholders on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 102 to the Registration Statement No. 333-124214 on Form N-1A (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectus and under the captions “Independent Registered Public Accounting Firm and Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 5, 2014